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MANAGEMENT AGREEMENT

                             EL CONQUISTADOR HOTEL

                    AMENDED AND RESTATED MANAGEMENT AGREEMENT

         THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT ("Agreement") is made and entered into as of January 1, 1999 (the "Effective Date") by and between EL CONQUISTADOR PARTNERSHIP L.P., a Delaware limited partnership, having an office at 6063 East Isla Verde Avenue, Carolina, Puerto Rico 00979 (the "Owner") and WILLIAMS HOSPITALITY GROUP INC., a Delaware corporation, having an office at 6063 East Isla Verde Avenue, Carolina, Puerto Rico 00979 (the "Manager").

RECITALS:

         Owner owns fee simple title to the Site (hereinafter defined) and all improvements now situated thereon.

         Owner desires to retain Manager's services in managing and operating the hotel situated on the Site and providing certain services in respect of certain condominium units situated adjacent to the Site, and Manager is willing to provide such services, all upon the terms and conditions set forth in this Agreement. For and in consideration of the premises and of the mutual covenants and agreements set forth herein, Owner and Manager agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Defined Terms. Certain terms in this Agreement have been given specially defined meanings. The defined terms may be used in the singular or plural or in varying tenses or forms, but such variations shall not affect their defined meaning so long as they are written with initial capital letters.

         Section 1.2 Definitions. As used herein, the following terms shall have the respective meanings indicated (reference also is made to the Addendum for certain other defined terms used in this Agreement):

         Addendum shall mean the Addendum to Management Agreement attached to this Agreement.


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MANAGEMENT AGREEMENT

         Affiliate shall mean (a) any person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or entity, (b) any other person that owns, beneficially, directly or indirectly, ten percent or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, limited liability companies, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interest or other equity interests, by contract or otherwise. Without limiting the foregoing, an Affiliate of Manager or Owner shall include each of Patriot American Hospitality, Inc., Wyndham International, Inc. and their respective Affiliates.

         Annual Plan shall mean an annual plan for the operation of the Project prepared by the Manager and approved by Owner in accordance with Section 6.1, consisting of the Operating Budget, Capital Improvements Budget and FF&E Budget and a description or narrative which shall reasonably describe the methods to be employed and the strategies to be adopted in order to achieve the results set forth in such Budgets. For purposes of the foregoing, Owner and Manager acknowledge that Manager has only limited responsibilities in respect of the Condominiums, as provided in Section 2.1.

         Average Monthly Management Fee shall mean (a) after this Agreement has been in effect for a period of at least twelve (12) calendar months, one-twelfth (1/12) of the total Management Fees for the twelve (12) full calendar months immediately preceding the event requiring a determination of the Average Monthly Management Fee or (b) prior to such time as this Agreement has been in effect for twelve (12) calendar months, the monthly average of the Management Fees for the number of full calendar months during which this Agreement has been in effect.

         Base Fee shall have the meaning provided therefor in the Addendum.

         Base Rate shall mean the prime rate (or base rate) reported in the Money Rates column or comparable section of The Wall Street Journal as the rate then in effect for corporate loans at large U.S. money center commercial banks, whether or not such rate has actually been charged by any such bank. If no such rate is reported in The Wall Street Journal or if such rate is discontinued, then Base Rate shall mean such other successor comparable rate as Owner and Manager may agree.

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MANAGEMENT AGREEMENT

         Bond Documents shall mean, collectively, all of those certain documents evidencing or relating to the issuance and repayment of those certain Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority Tourism Revenue Refunding Bonds, 1998 Series A (El Conquistador Resort Project).

         Capital Improvements shall mean any and all major alterations and improvements to the Hotel and all major repairs and replacements to the structural, mechanical, electrical, HVAC, plumbing or vertical transportation elements of the Hotel other than certain non-routine repairs and maintenance to the Project which are normally capitalized under generally accepted accounting principles.

         Capital Improvements Budget shall mean each annual budget prepared by the Manager and approved by Owner as part of the Annual Plan, reflecting the estimated costs for all Capital Improvements which in the reasonable opinion of Manager are necessary to keep and maintain the Project during the applicable Operating Year in good condition and in keeping with the Operating Standards.

         Condemnation shall mean the acquisition of all or any portion of the Project by any Governmental Authority having the power of condemnation or eminent domain, by compulsory acquisition, conveyance in lieu of or under threat of condemnation or like procedure.

         Condominium Base Fee shall have the meaning provided therefor in the Addendum.

         Condominium Marketing Contribution shall have the meaning provided therefor in Section 7.4.

         Condominiums shall mean and include the condominiums (known as the "Las Casitas" condominiums) situated adjacent to the Site. Manager has only limited responsibilities in respect of the Condominiums, as provided in Section 2.1.

         Default Rate shall mean the lesser of (i) the Base Rate plus four percent (4%) or (ii) the highest lawful rate permitted by applicable Legal Requirements.

         Executive Personnel shall mean all or any one of the following: general manager, assistant general manager, director of food and beverage, director of sales, director of marketing, controller and any other key executive of the Project designated by Manager.


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MANAGEMENT AGREEMENT


         Force Majeure shall mean acts of God, war, insurrection, civil commotion, riots, strikes, lockouts, labor unrest embargoes, shortages of labor or materials specified or reasonably necessary in connection with the construction, refurbishment, equipping, ownership or management of the Project or the Condominiums, power failure, fire, unavoidable casualties, Condemnation, failure of any applicable Governmental Authority to issue required Governmental Permits and any other occurrence, event or condition beyond the reasonable control of Owner or Manager, whichever shall be applicable, provided that it is an extraordinary (as opposed to a routine or cyclical) material event, and provided further, that lack of funds shall not be deemed a cause beyond the reasonable control of either party hereto unless such lack of funds is caused by the breach of the other party's obligation to perform any obligations of such other party under this Agreement.

         FF&E shall mean all furniture, fixtures, furnishings and specialized equipment and systems (exclusive of Operating Equipment) necessary or customary (now or in the future) in the reasonable opinion of Manager in order to operate the Project in accordance with the terms of this Agreement and the Operating Standards, including but not limited to all equipment required for the operation of kitchens, laundries, dry cleaning facilities and bars, special lighting and other equipment, signs, carpets, drapes, shades, tapestries, pictures, paintings, beds, mattresses, chairs, desks, tables, sofas, wall coverings, televisions, radios, intercoms, telephones and office equipment and machinery.

         FF&E Budget shall mean each annual budget prepared by the Manager and approved by Owner as part of the Annual Plan, reflecting the estimated costs and expenses for all FF&E which in the reasonable opinion of Manager are necessary or customary in order to operate the Project during the applicable Operating Year in accordance with the terms of this Agreement and the Operating Standards.

         Governmental Authority shall mean the United States of America, any foreign nation, any city, county, state, province, dominion, district, department, territory or other political division thereof, or any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or instrumentality of any of them which now or hereafter has jurisdiction over the Owner, the Manager, any part of the Project or the Condominiums or operation or management of the Project or the Condominiums.

         Governmental Permits shall mean all certificates, licenses and permits from any Governmental Authority required to evidence full compliance by Owner or Manager with all Legal Requirements or required to evidence conformance of the Project and the Condominiums with all Legal Requirements.

         Gross Revenues in respect of any period shall mean all revenues, receipts and income of every kind derived directly or indirectly during such period from all or any part of the Project and the Condominiums (but with respect to revenues from the Condominiums and the casino, limited as


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MANAGEMENT AGREEMENT

provided in clause (i) below), as finally determined on an accrual basis in accordance with the Uniform System of Accounts and generally accepted accounting principles consistently applied, including but not limited to (i) all rentals and charges for guest rooms, suites, meeting rooms, conference rooms, ballrooms and other public rooms, including but not limited to all charges for room reservations and deposits not refunded to guests, provided, however, that with respect to the Condominiums, Gross Revenues shall mean only the net revenues to the Owner and, with respect to revenues from the casino, Gross Revenues shall mean only the "net wins"; (ii) all sales of food and beverages, whether served on or off the premises, including but not limited to all charges for room service, banquets and catering fees; (iii) all sales or leases of miscellaneous and sundry merchandise and services including but not limited to laundry, valet, garage, parking, telephone, telex, check room, vault and other miscellaneous services, cover and minimum charges for guest entertainment, fees charged for the temporary use of facilities at the Project, all sales through vending machines and all other receipts from business conducted by, through or under Manager at, in, on, about or from the Project; (iv) all business interruption insurance awards received in respect of the Project or the Condominiums; (v) Condemnation awards for temporary use of the Project or the Condominiums; and
(vi) all rentals, fees, commissions, concessions and other payments derived from lessees, licensees and concessionaires. Gross Revenues for any such period shall not include:

         (1) Excise, sales and use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any goods or services and paid to any Governmental Authority, such as gross receipts, admission or similar equivalent taxes;

         (2) Sales and other receipts of tenants, licensees and concessionaires, except to the extent payable as rent under a lease or occupancy agreement;

         (3) Insurance proceeds (subject, however, to the inclusion of business interruption insurance awards as provided in clause (iv) above);

         (4) Condemnation awards, except as provided in clause (v) above;

         (5) Proceeds from sale of the Project; and

         (6) Proceeds from the sale of golf club memberships.

         Gross Room Revenues in respect of any period shall mean all revenues derived during such period, as finally determined on an accrual basis in accordance with the Uniform System of Accounts and generally accepted accounting principles consistently applied, from (i) rentals and charges for guest rooms and suites at the Project and in respect of the Condominiums ("Rooms"); (ii) all business interruption insurance awards in respect of the Rooms; and (iii) Condemnation awards for temporary use of the Rooms.


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MANAGEMENT AGREEMENT


         Hazardous Materials shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder;
(ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder (including petroleum-based products as described therein); (iii) asbestos in any quantity or form which would subject it to regulation under any applicable environmental law; (iv) polychlorinated biphenyls; (v) any substance, the presence of which on the Project is prohibited by any Legal Requirements; (vi) underground storage tanks; and (vii) any other substance which by any Legal Requirements requires special handling in its collection, storage, treatment or disposal. In no event, however, shall the term "Hazardous Materials" include (1) chemicals routinely used in office areas or (2) janitorial supplies, cleaning fluids or chemicals necessary for the day-to-day operation or other maintenance of the Project or the Condominiums if the disposition, handling, storage or quantity of the items described in (1) and (2) herein are at all times in compliance with all applicable Legal Requirements.

         Hazardous Materials Contamination shall mean the contamination (whether presently existing or hereafter occurring) of the improvements, facilities, soil, groundwater, air or other elements on or of the Project or the Condominiums by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time (whether before or after the date of this Management Agreement) emanating from the Project or the Condominiums.

         Hotel shall mean and include (i) the hotel situated on the Site, all restaurants and other facilities therein and all related improvements, equipment and facilities and (ii) all FF&E, Inventories and Operating Equipment now or hereafter placed or installed therein.

         Hotel Base Fee shall have the meaning provided therefor in the Addendum.

         Hotel Trade Name Fee shall have the meaning provided therefor in the Addendum. The Hotel Trade Name Fee is payable in consideration of the benefits to be derived by the Hotel from Manager's use of the "Wyndham" trade name in connection with Manager's operation of the Hotel pursuant to this Agreement, and such Fee is in no way intended to confer upon Owner any right in or right to use such trade name or to otherwise detract from the provisions of Section 13.1.

         Hotel Marketing Contribution shall have the meaning provided therefor in Section 7.3.

         Hotel Marketing Services shall have the meaning provided therefor in
Section 7.3.

         Impositions shall mean all real estate, personal property, utility, business or occupation taxes that cannot be passed along to customers of the Project or the Condominiums and other taxes


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MANAGEMENT AGREEMENT


(other than income, payroll and casino), imposed by any Governmental Authority which at any time may be assessed, levied or imposed on or with respect to the Project or the Condominiums.

         Income Before Fixed Charges for any period shall mean an amount equal to total income before fixed charges for such period as calculated pursuant to the Uniform System of Accounts.

         Inventories shall mean all food and beverages, fuel, soap, light bulbs, mechanical supplies, cleaning supplies, stationery, paper supplies and other similar consumable and expendable items necessary or customary (now or in the future) in the reasonable opinion of Manager in order to operate the Project in accordance with the terms of this Agreement and the Operating Standards.

         Legal Requirements shall mean any law, ordinance, order, rule or regulation of any Governmental Authority and any requirement, term or condition contained in any restriction or restrictive covenant affecting Owner, Manager, the Project, the Condominiums or the construction or operation of the Project or the Condominiums.

         Management Fee shall have the meaning provided therefor in the Addendum.

         Mortgage shall mean any mortgage or deed of trust encumbering all or any portion of the Project or the Condominiums, whether now in existence or hereafter created.

         Mortgagee shall mean the mortgagee or beneficiary (whether one or more) under any Mortgage.

         Operating Accounts shall mean one or more accounts with a bank or banks designated by Owner and approved by Manager, such approval not to be unreasonably withheld or delayed and, subject to the requirements of any Mortgage or the Bond Documents, such account or accounts shall bear a name identifying the Project and styled Operating Account, into which all funds advanced to the Project by Owner as working capital or otherwise derived from the operation of the Project shall be deposited and from which sums shall be withdrawn in accordance with this Agreement. To the extent required in connection with its management of the Condominiums, Manager also may establish Operating Accounts in respect of the Condominiums.

         Operating Budget shall mean an annual budget prepared by the Manager and approved by Owner as part of the Annual Plan, reflecting in reasonable detail the projected or estimated revenues and expenses in respect of the Project for the applicable Operating Year.

         Operating Equipment shall mean all blankets, linens, uniforms, silver, china, glassware, crockery, kitchen utensils, cleaning equipment or any other similar items necessary or customary (now or in the future) in the reasonable opinion of Manager in order to operate the Project in accordance with the terms of this Agreement and the Operating Standards.



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         Operating Standards shall mean the operation of the Project in a manner consistent with (i) the condition of the Project as of the Effective Date (or, after the completion of any renovation specifically contemplated by this Agreement, the condition of the Project as of the date of completion of such renovation) and the condition and level of operation of hotels of comparable class, standing and location to the Project, (ii) then current market conditions regarding rental rates and lease terms and conditions with respect to hotels of comparable class, standing and location to the Project, and (iii) then current prudent business and management practices applicable to the leasing, operation, repair, maintenance and management of a hotel comparable in size, character and location to the Project, including those concerning compliance with applicable Legal Requirements.

         Operating Year shall mean each twelve (12) month period during the Term commencing on January 1 and ending on December 31, except that the first Operating Year shall be that period commencing on the Effective Date and ending on the next succeeding December 31. In the event that this Agreement shall terminate on a date other than December 31, the last Operating Year hereunder shall end on the date of termination.

         Prior Management Agreement shall have the meaning provided therefor in
Section 13.22.

         Project shall mean the Hotel and the Site.

         Reimbursable Expenses shall mean all travel, lodging, entertainment, telephone, telecopy, postage, courier, delivery, employee training and other expenses incurred by Manager which are directly related to its performance of this Agreement, other than those incurred in connection with the performance of Marketing Services, national sales office services and centralized reservation services provided by Manager.

         Reserve shall mean the reserve established pursuant to Section 5.2(b) of this Agreement, which, subject to the requirements of any Mortgage or the Bond Documents, shall be deposited in one or more accounts with a bank or banks designated by Owner and approved by Manager, such approval not to be unreasonably withheld or delayed, bearing the name of the Project and styled Repairs and Replacement Account.

         Restoration shall mean the repairing, rebuilding and replacing of the Hotel upon the destruction or damage of the Project or any part thereof or upon the taking of the Project or any part thereof by Condemnation to a value, condition and character substantially the same as (in the case of damage or destruction) or as near as possible to (in the event of Condemnation) the value, condition and character of the Project immediately prior to such damage, destruction or Condemnation.



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         Site shall mean that certain tract of land located in the country, city, county and state, province, dominion, district or territory set forth in the Addendum, and being more particularly described on Exhibit A to this Agreement.

         Term shall mean that period commencing on the Effective Date and ending on the fifteenth (15th) anniversary of the last day of the month in which the Effective Date occurs, unless this Agreement shall be sooner terminated or extended as herein provided, in which case the word "Term" shall mean such lesser or extended period of time.

         Termination Fee, in respect of any termination of this Agreement pursuant to which a Termination Fee is payable, shall mean the present value, as of the date of such termination, of the profit portion of the Management Fees projected to be paid to Manager for the period from and after such date through the stated expiration date of the Term. The discount rate to be utilized for purposes of determining such present value shall be, for each projected Management Fee payment, the Treasury constant maturity yield value displayed for the termination date in "Statistical Release H.15(519), Selected Interest Rates" of the Board of Governors of the Federal Reserve System, or any comparable successor publication, for actively traded U.S. Treasury securities having a constant maturity equal to the period of time that will elapse between the termination date and the projected payment dated for such Management Fee payment. Such implied yield will be determined, if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between reported yields.

         Uniform System of Accounts shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as adopted by the American Hotel and Motel Association and all future amendments and supplements thereto approved by Manager and Owner (such approval not to be unreasonably withheld or delayed).

                                   ARTICLE II

                   APPOINTMENT OF MANAGER AND RENEWAL RIGHTS

         Section 2.1 Appointment of Manager. Owner hereby appoints Manager as its sole and exclusive agent to manage and operate the Project and to provide certain services described herein in respect of the Condominiums during the Term in accordance with the Operating Standards and the terms and conditions set forth in this Agreement. Manager agrees to manage the Project and to provide such services in respect of the Condominiums during the Term as the agent of Owner in accordance with the Operating Standards and the terms and conditions of this Agreement. Owner and Manager agree that the agency created by this Agreement is coupled with an interest and is terminable only in accordance with the express provisions of this Agreement. Notwithstanding the


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MANAGEMENT AGREEMENT


foregoing or any other provision of this Agreement, Manager's responsibilities in respect of the Condominiums shall include those management responsibilities (but only those management responsibilities) specifically provided for in those certain annual service agreements between the individual Condominium owners and Owner and shall not include any other management or other duties or obligations (including, but not limited to, any obligations concerning budgeting, the making of repairs and Capital Improvements, the acquisition of Inventories and Operating Equipment and the replacement of FF&E).

         Section 2.2 Renewal of Term. Upon expiration of the original Term of this Agreement, it shall be automatically renewed from year to year thereafter unless terminated by Owner or Manager effective at the end of any such year by notice in writing to the other given not later than ninety (90) days prior to the end of such year. Unless otherwise agreed, upon the effective date of any renewal, the Term of this Agreement and all other terms, covenants and conditions set forth in this Agreement shall be automatically extended to the expiration of the applicable renewal term.

                                   ARTICLE III

                            OPERATION OF THE PROJECT

         Section 3.1 Duties and Authority of Manager. Subject to and consistent with the Operating Standards, Manager shall have exclusive supervision, control and discretion in the management, maintenance and operation of the Project, including, but not limited to, the right, power and authority to (a) enter into such contracts and agreements in the name and at the expense of Owner as Manager may deem to be reasonably necessary or advisable in connection with the management, maintenance and operation of the Project; (b) determine and implement terms of admittance, charges for rooms and commercial space, charges for entertainment and food and beverages, which right shall specifically allow Manager to charge varying rates to different customers or groups of customers and allow Manager, in the exercise of reasonable and sound business judgment consistent with the Operating Standards, to permit persons to occupy rooms or suites at the Project at rates lower than published rates or free of charge or permit persons to dine at the restaurants or lounges located at the Project free of charge; (c) determine and implement all phases of advertising, promotion and publicity relating to the Project; (d) determine and implement all employment policies (including salaries, wages, fringe benefits and other compensation, the hiring and discharge of employees and the establishment of employee retirement, severance and other benefit plans); (e) determine and implement credit policies (including arrangements with credit card organizations); (f) subject to the requirements of any Mortgage or the Bond Documents, receive, hold and disburse funds, maintain bank accounts, procure Inventories, Operating Equipment, supplies and services; (g) engage independent contractors to provide legal, accounting or other professional or technical services in connection with the operation of the Project; (h) initiate, settle or otherwise dispose of litigation or claims which might give rise to litigation, including the adjustment of insurance claims; and (i) manage and direct generally all activities


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incidental to the operation of the Project in the ordinary course of business. In addition to the foregoing, Manager shall have all authority as may be required, in Manager's reasonable judgment, to discharge its responsibilities with respect to the Condominiums. Manager shall operate the Project in a businesslike and efficient manner and shall operate the Project solely for the operation of a hotel business (but Manager also shall provide the services contemplated by Section 2.1 in respect of the Condominiums) and for such other activities which are customary and usual in connection therewith.

         Section 3.2 Leases and Concessions. Neither party hereto, without the approval of the other party hereto, which shall not be unreasonably withheld or delayed, shall arrange leases or concessions for any restaurant, food service operation or any other commercial or other operation in or about the Project. Any such lease or concession so approved shall be entered into in Owner's name and shall be executed by Owner. As agent for Owner, Manager shall use all reasonable efforts to perform or cause to be performed all of Owner's obligations under all present and future leases and concessions made or granted with respect to the Project. Manager shall use reasonable efforts to collect all rents and other sums falling due during the Term under any such leases and concessions and shall deposit the same in the Operating Accounts.

         Section 3.3 Working Capital. Owner shall at all times cause sufficient funds to be on hand in the Operating Accounts to assure the timely payment of all current liabilities of the Project, including but not limited to all items entering into the calculation of Income Before Fixed Charges, all other costs and expenses incurred in connection with the Project pursuant to this Agreement and the performance by Manager of its obligations under this Agreement, all fees, charges and reimbursements payable to Manager hereunder and all amounts required hereunder to be transferred into the Reserve. In no event shall Owner permit the balance in the Operating Accounts to be less than an amount equal to the estimated average monthly operating expenses of the Project as reflected in the then current Operating Budget. From time to time, upon five (5) days prior written notice from Manager that such funds are required, Owner shall furnish to Manager funds which Manager deems reasonably necessary to assure that the Project shall have adequate working capital as herein provided and to assure that there shall be adequate working capital for the timely payment of all current liabilities of the Condominiums (to the extent that Manager's responsibilities hereunder in respect of the Condominiums include the payment of any such current liabilities on behalf of, and from funds provided by, Owner).

         Section 3.4 Owner to Bear All Expenses. In performing its duties under any provision of this Agreement and in managing and operating the Project and providing certain services in respect of the Condominiums, Manager shall act solely for the account of and as the agent of Owner. All expenses incurred by Manager in performing its duties hereunder and in managing and operating the Project and providing such services in respect of the Condominiums shall be borne exclusively by Owner. To the extent that the funds necessary therefor are not generated by the operation of the Project, they shall be promptly supplied by Owner in the manner provided in



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Section 3.3 above. Manager shall in no event be required to advance any of its funds or utilize Manager's credit for the operation of the Project or the Condominiums, nor shall Manager be required to incur any liability in connection therewith, unless Owner shall have furnished Manager with funds necessary for the discharge thereof.

         Section 3.5 Transactions with Affiliates. Manager may engage one or more of its Affiliates or other related parties to furnish goods or services to the Project or the Condominiums, provided, however, that the terms of any such arrangement shall be no less favorable in any material respect to the Project or the Condominiums than those reasonably obtainable from an unrelated party. Manager will promptly notify Owner of any such engagement of Manager's Affiliates. Amounts payable pursuant to such arrangements shall be in addition to the Management Fee and other amounts payable to Manager under this Agreement.

         Section 3.6 Centralized or Pooled Purchasing. Manager may cause the Project to participate, along with other hotels owned, managed or franchised by Manager or one of its Affiliates, in one or more centralized or pooled purchasing programs or arrangements for the procurement of goods or services used in connection with the operation of the Project, provided, however, that the terms of any such program or arrangement shall be no less favorable to the Project in any material respect than those reasonably obtainable from an unrelated party.

                                   ARTICLE IV

                                    PERSONNEL

         Section 4.1 Employment of Personnel. Manager shall be responsible for and shall have the sole and exclusive right to hire, promote, discharge, supervise, train, transfer and determine the terms of employment of the Executive Personnel and, through the Executive Personnel, all other administrative, service and operating employees of the Project. All such employees of the Project shall be employees of Manager or one of Manager's Affiliates. In addition, Manager may, from time to time, assign one or more of its employees to the staff of the Project on a full-time, part-time or temporary basis. Notwithstanding the provisions of this Section 4.1 or any other provision of this Agreement, all costs, expenses and liabilities relating to Project employees shall be expenses of operating the Project and the responsibility of Manager for acts or omissions of Project employees shall not extend beyond responsibility for the gross negligence or willful misconduct of, or the willful violation of Legal Requirements by, the Executive Personnel. Manager acknowledges, however, that such Executive Personnel have the duties specified in the first sentence of this Section 4.1 with respect to other Project employees.

         Section 4.2 Union Negotiations. Manager will negotiate, subject to Owner's right to have a representative present at any time, with any labor union lawfully entitled to represent employees of the Project. Manager shall not enter into any collective bargaining agreements or



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MANAGEMENT AGREEMENT

labor contracts with respect to employees of the Project without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed.

         Section 4.3 Payment of Employees. Manager shall be entitled to withdraw from the Operating Accounts all wages, salaries, fringe benefits and other compensation paid or payable with respect to all Project employees and Manager shall pay such compensation directly to such employees.

         Section 4.4 Personnel Accommodations. Manager shall decide which, if any, of the Executive Personnel shall reside at the Project. Manager shall be permitted to provide free room and board to one member of the Executive Personnel and his or her family. In addition, Manager shall be permitted to provide free accommodations and amenities to Manager's employees and representatives visiting the Project on a temporary basis in connection with the management and operation of the Project.

         Section 4.5 Employee Health Insurance. Subject to reasonable availability, Manager shall, at no cost to Manager, be responsible for arranging health insurance coverage for employees of the Project. Subject to the prior agreement of Owner and Manager and subject to reimbursement of Manager of all applicable costs and expenses (including, but not limited to, those associated with compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 and an exit premium in connection with the termination of such coverage), Manager may permit the enrollment of some or all of such employees under health insurance plans maintained by Manager.

                                    ARTICLE V

                  REPAIRS, MAINTENANCE AND CAPITAL IMPROVEMENTS

         Section 5.1 Repairs and Maintenance. During the Term, Manager, at the expense of Owner, shall take good care of the Project (other than such portions thereof as are leased to tenants who undertake a duty of repair and maintenance) and maintain the same in good order and condition and make all repairs thereto as may be necessary to maintain and operate the Project in accordance with the Operating Standards; provided, however, that in no event shall the responsibilities of Manager include the obligation to repair or otherwise maintain the structural integrity of the Hotel or other matter relating to defects in design, materials or workmanship in the construction of the Hotel, all of which shall be the responsibility of Owner.

         Section 5.2   Repairs and Replacements.

         (a) Subject to the requirements of any Mortgage or the Bond Documents, Manager shall, from funds derived from the operation of the Project or funds contributed by Owner, establish the Reserve to cover the cost of (i) additions to and substitutions, replacements and renewals of FF&E


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MANAGEMENT AGREEMENT

and (ii) certain non-routine repairs and maintenance to the Project which are normally capitalized under generally accepted accounting principles such as exterior and interior repainting, resurfacing building walls, floors, roof and parking areas, replacing folding walls and similar items. Subject to the requirements of any Mortgage or the Bond Documents, the Reserve shall be maintained in an interest-bearing account or, if directed by Owner, shall be invested in short-term obligations approved by Owner and Manager. Subject to the requirements of any Mortgage or the Bond Documents, all amounts in the Reserve shall be the property of Owner, and any interest on amounts in the Reserve shall remain a part of the Reserve. To the extent that Manager shall be required to pay any income taxes on any interest paid on amounts in the Reserve, the same shall be payable out of the Reserve.

         (b) Subject to the requirements of any Mortgage or the Bond Documents, once each calendar month Manager shall transfer from the Operating Accounts into the Reserve an amount equal to four percent (4%) of the Gross Revenues for each such month during the Term. The amount to be contributed to the Reserve is an estimate of amounts required for the purposes set forth in Section 5.2(a). The parties recognize that the passage of time or unforeseen events or conditions may render such amount insufficient to keep the Reserve at the level required to maintain the Project in good repair and condition in keeping with the Operating Standards and this Agreement.

         (c) To the extent funds are available in the Reserve or are otherwise supplied by Owner, Manager shall from time to time make such additions to and substitutions, replacements and renewals of FF&E and all such non-routine repairs to the Hotel (as described in Section 5.2(a)(ii) above) as Manager shall reasonably deem necessary or desirable and Manager shall be entitled to withdraw funds from the Reserve for such purpose. Proceeds from the sale of FF&E no longer necessary to the operation of the Project shall be deposited in the Reserve in addition to the amounts otherwise required to be deposited into the Reserve under Section 5.2(b). Subject to the requirements of any Mortgage or the Bond Documents, at the end of each Operating Year, any amounts remaining in the Reserve shall be carried forward to the next Operating Year, and any amount remaining in the Reserve upon termination of this Agreement shall be transferred to Owner.

         Section 5.3       Capital Improvements.

         (a) Manager shall promptly notify Owner of the need for all Capital Improvements provided for in the Annual Plan then in effect, whereupon work in respect of such Capital Improvements will be promptly commenced and completed by Owner in accordance with plans, schedules and specifications therefor approved by Manager. Except as otherwise provided herein or in the Annual Plan then in effect, Manager shall make no Capital Improvements in or to the Project without the express written approval of Owner. Owner shall not unreasonably withhold its approval with respect to such Capital Improvements as are required in Manager's reasonable opinion to keep the Project in a competitive, efficient and economical operating condition in


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MANAGEMENT AGREEMENT

accordance with the Operating Standards. Notwithstanding the foregoing, if Manager shall, at any time, believe that (i) a dangerous condition exists at the Project, (ii) repairs or Capital Improvements are required to comply with any applicable Legal Requirement or (iii) expenditures are required to remedy any condition caused by fire, Act of God, flood, earthquake or other like casualty or other emergency, Manager shall (except in the case of an emergency) notify Owner and Manager shall as promptly as possible take all steps and make all expenditures necessary to remedy or cure any such condition or to comply with any applicable Legal Requirement. Manager shall be entitled to terminate this Agreement upon sixty (60) days' prior written notice to Owner if Owner fails to approve any Capital Improvements necessary to allow the Project to be operated in accordance with the Operating Standards and this Agreement.

         (b) The cost of all Capital Improvements made under this Section (except as otherwise expressly provided in (a) above) shall be borne and paid for directly by Owner.

         Section 5.4 Enforcement of Guaranties and Warranties. Owner shall furnish to Manager copies of all guaranties and warranties relating to the Project. Manager shall use all reasonable efforts to enforce all such guaranties or warranties and Owner shall cooperate with Manager in such efforts.

         Section 5.5 Ownership of Replacements. All changes, repairs, alterations, improvements, renewals or replacements of FF&E and Capital Improvements to the Project shall be the property of Owner.

                                   ARTICLE VI

                     ANNUAL PLAN, BOOKS, RECORDS AND REPORTS

         Section 6.1  Annual Plan.

         (a) At least thirty (30) days prior to the commencement of each Operating Year (except the first Operating Year), Manager shall submit to Owner for Owner's written approval the Annual Plan for the following Operating Year. Manager shall submit the Annual Plan for the first Operating Year within sixty
(60) days after the Effective Date.

         (b) Owner shall give its written approval or disapproval of the Annual Plan not later than thirty (30) days after its submission to Owner by Manager. Owner's approval of the Annual Plan shall not be unreasonably withheld or delayed.

         (c) If Owner does not approve or disapprove such Annual Plan within such thirty (30) day period, then Owner shall be deemed to have approved the Annual Plan as submitted by Manager. If Owner objects to all or any portion of such Annual Plan, then Owner shall notify


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MANAGEMENT AGREEMENT

Manager of the reasons for its objection, and Owner and Manager shall use their best efforts to agree in respect of the items to which Owner objects. Should Owner and Manager not reach agreement on all or any portion of the Annual Plan, pending agreement being reached, and in the case of the first Operating Year, during the period prior to submission of the Annual Plan, Manager shall operate the Project in accordance with the Operating Standards and this Agreement and, if such disagreement relates to an Operating Year after the first Operating Year, at rates or levels of expenditures comparable to those of the preceding Operating Year with suitable adjustments of rates and expenses for such items or portions thereof as dictated by inflationary factors, seasonality and the necessity of operating the Project in accordance with the Operating Standards and this Agreement. The foregoing procedure shall also apply to approval of proposed revisions to the Annual Plan pursuant to Section 6.1(d).

         (d) Manager shall monitor the Annual Plan throughout the Operating Year. Should Manager consider it necessary to revise the Annual Plan during the course of the Operating Year, whether due to changed trading climate, unforeseen capital requirements or for any other reason, Manager shall submit such revisions to Owner for Owner's approval (which shall not be unreasonably withheld or delayed), setting forth the reasons for the revisions.

         (e) The Operating Budget is intended as, and will represent only, an estimate of the anticipated results for the Operating Year in question, based upon assumptions believed by Manager to be reasonable at the time of the preparation of such Operating Budget, and the same shall not be construed as a guarantee of actual results which may be experienced during and for such Operating Year.

         Section 6.2  Books and Records; Operating Accounts.

         (a) Manager shall keep full and adequate books of account and such other records as are necessary to reflect the results of operation of the Project. Such books of account shall be kept in all material respects in accordance with the Uniform System of Accounts. The books of account and all other records relating to, or reflecting the operation of, the Project shall be kept at the Project or at the corporate office of Manager and shall be available to Owner and its representatives at all reasonable times for examination, inspection and copying. Upon any termination of this Agreement, all of such books and records (or copies thereof) shall be turned over to Owner forthwith so as to insure the orderly continuance of the operation of the Project, but the books and records through such date of termination shall thereafter be available to Manager at all reasonable times for inspection, examination and copying.

         (b) Manager shall cause all funds advanced to the Project by Owner as working capital and all funds derived from the operation of the Project to be deposited in the Operating Accounts. Subject to the requirements of any Mortgage or the Bond Documents, Manager shall have sole control of the Operating Accounts and Manager shall be entitled to pay out of the Operating


                                      -16


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MANAGEMENT AGREEMENT

Accounts all costs and expenses incurred in connection with the operation of the Project, including without limitation all wages, salaries, fringe benefits and other compensation and expenses relating to Project employees, all costs and expenditures which Manager is permitted or required to make pursuant to this Agreement, all fees, charges, reimbursements and other amounts due Manager under this Agreement and all other amounts required to perform Manager's obligations hereunder. Checks or other documents of withdrawal drawn upon the Operating Accounts shall be signed by representatives of Manager or Project employees designated by Manager. Owner shall be responsible for and shall pay directly from funds outside the Operating Accounts and the Reserve all costs of Capital Improvements, as well as the payments and related costs and expenses for which Owner is responsible pursuant to Section 11.1 hereof. In addition to the Operating Accounts, Manager shall be entitled to maintain such funds as it deems necessary in house banks or in petty cash funds at the Project.

         Section 6.3  Reports.

         (a) On or before the fifteenth (15th) day of each calendar month during the Term, Manager shall deliver to Owner monthly unaudited financial statements prepared from the books of account maintained by Manager, consisting of a balance sheet and a profit and loss statement for the Project for the preceding calendar month and the Operating Year to date. The monthly financial statements shall also contain or be accompanied by statements and calculations of the Management Fee for the preceding calendar month.

         (b) Within forty-five (45) days after the end of each Operating Year, Manager shall cause to be delivered to Owner financial statements for such Operating Year consisting of at least a balance sheet and related statement of profit and loss, together with a source and application of funds analysis for such Operating Year. The annual financial statements shall also include or be accompanied by a statement showing the calculation of the Management Fee for such Operating Year. If Owner desires to arrange for the preparation of audited financial statements for the Project for any Operating Year, Manager shall cooperate with Owner and the independent auditor (which shall be a national firm of independent certified public accountants having hotel experience) responsible for preparing the audited financial statements. If audited financial statements are prepared for the Project for any Operating Year, such audited financial statements shall include the statement showing the calculation of the Management Fee for the applicable Operating Year. The cost of any annual audit shall be an operating expense of the Project. Unless Owner and Manager agree otherwise, the annual financial statements shall be conclusive upon the parties and shall be deemed to be a final determination of the Management Fee for such Operating Year (and, for such purposes, if audited financial statements are prepared, such audited financial statements shall control over any previously delivered unaudited financial statements).



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                                   ARTICLE VII

         MANAGEMENT FEE, EXPENSE REIMBURSEMENT AND REMITTANCES TO OWNER

         Section 7.1 Management Fee. The Management Fee shall be calculated and paid as set forth in the Addendum.

         Section 7.2 Expense Reimbursement. Owner shall be obligated to reimburse Manager for all Reimbursable Expenses incurred by it in connection with the performance of this Agreement. Manager shall submit a monthly invoice for its Reimbursable Expenses showing in reasonable detail the nature and amount of such expenses, and such invoices shall be payable within five (5) days after submission.

         Section 7.3 Hotel Marketing, National Sales Office and Centralized Reservations Services.

         (a) To the extent provided generally by Manager for the benefit of the Hotel and other Wyndham hotels in the same division as the Hotel, Manager will provide for the Hotel during the Term marketing services (the "Hotel Marketing Services") consisting of chain-wide and/or division level marketing programs, marketing collateral, research services, advertising and public relations efforts.

         (b) On or before the tenth (10th) day of each calendar month during the Term, Owner shall pay or reimburse Manager, for the provision of the Hotel Marketing Services, an amount to be provided for in the Annual Plan (the "Hotel Marketing Contribution") that is not less than one and one-half percent (1.5%) of Gross Room Revenues of the Hotel (or such other amount as may be provided for in the Annual Plan) for the period from the commencement of the then current Operating Year to the end of the immediately preceding calendar month or the date of the expiration or sooner termination of the Term, as the case may be, less the aggregate amount of monthly payments theretofore paid in respect of the Marketing Contribution for such Operating Year. Manager in its discretion may collect less than the amount provided for in the preceding sentence. The Hotel Marketing Contribution will be collected and applied to pay actual costs incurred and allocated in respect of the provision of the Hotel Marketing Services. A marketing budget setting forth the estimated costs and expenses of the Hotel Marketing Services for each Operating Year shall be set forth in each Annual Plan delivered under this Agreement. The Hotel Marketing Contribution shall not include, and Owner shall pay separately, the costs of any local, regional or property-specific advertising and the costs of any third party marketing partner programs (such as frequent flyer and similar programs) in which the Hotel participates that are direct-billed to participating hotels, such as costs of airline mileage or other direct operating costs to marketing partners.


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MANAGEMENT AGREEMENT

         (c) Manager will collect the Hotel Marketing Contribution payable under this Agreement and shall expend the same at such time and in such manner as it reasonably deems appropriate for the provision of the Hotel Marketing Services. Prior to the expenditure thereof, the collected Hotel Marketing Contributions may be held or maintained in one or more accounts, any of which also may include funds other than Hotel Marketing Contributions, but Manager in any event shall account to Owner for the Hotel Marketing Contribution collected under this Agreement. Manager will permit Owner access to Manager's records concerning the holding and expenditure of such Hotel Marketing Contribution at any reasonable time or times during Manager's regular business hours.

         (d) Notwithstanding the foregoing provisions of this Section 7.3, any service that otherwise would constitute a Hotel Marketing Service covered by the Hotel Marketing Contribution hereunder instead may be provided on a cost allocation basis administered in a reasonable and non-discriminatory manner. In either case, the amount thereof shall be provided for in the Annual Plan.

         (e) Owner shall pay the Hotel's allocable share of the cost of Manager's national sales office efforts for group sales services. The Hotel's allocable share of Manager's cost of providing group sales services generally will be computed based on a calculation of the Gross Room Revenues produced by the group sales efforts of the national sales offices for the Hotel in relation to the Gross Room Revenues produced by the Group sales efforts of the national sales offices for all hotels for which such services are provided.

         (f) Owner shall pay the Hotel's allocable share of the cost of resort sales office services provided generally for the Hotel and other Wyndham hotels in the same division as the Hotel. The costs and expenses of the resort sales office services shall be allocated among all resort hotels managed by Manager in a reasonable manner.

         (g) Centralized reservation costs incurred in respect of the Hotel shall be paid or reimbursed on the basis of an initial link-up charge and subsequent charges based on the cost of handling reservations made and actually consumed at the Hotel.

         Section 7.4 Condominium Marketing, National Sales Office and Centralized Reservations Services.

         (a) On or before the tenth (10th) day of each calendar month during the Term, Owner shall pay to Manager an amount (the "Condominium Marketing Contribution") that is equal to one percent (1.0%) of Gross Room Revenues of the Condominiums (or such other amount as may be provided for in the Annual Plan) for the period from the commencement of the then current Operating Year to the end of the immediately preceding calendar month or the date of the expiration or sooner termination of the Term, as the case may be, less the aggregate amount of


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MANAGEMENT AGREEMENT


monthly payments theretofore paid in respect of the Condominium Marketing Contribution for such Operating Year. The Condominium Marketing Contribution shall be used to defray the cost of marketing expenses related to all Grand Bay hotels and other lodging facilities. The Condominium Marketing Contribution shall not include, and Owner shall pay separately, the costs of any local, regional or property-specific advertising and the costs of any third party marketing partner programs (such as frequent flyer and similar programs) in which the Condominiums participate that are direct-billed to participating hotels and other lodging facilities, such as costs of airline mileage or other direct operating costs to marketing partners.

         (b) Manager also will provide the Condominiums with access to and use of the "Grand Bay" reservation system and with representation through the national sales offices utilized by hotels and other lodging facilities in the "Grand Bay" system.

         Section 7.5 Purchasing and Technical Services Fees. To the extent provided for in the Annual Plan or otherwise approved by Owner, Manager or one of its Affiliates shall be entitled to the payment of purchasing and technical services fees with respect to the acquisition, or supervision of installation or construction, of Capital Improvements, FF&E, Operating Equipment and Inventories at the Project.

         Section 7.6 Remittances to Owner. On or before the fifteenth (15th) day of each calendar quarter of each Operating Year, Manager shall remit to Owner all sums in the Operating Accounts in excess of the then working capital requirements of the Project determined in accordance with Section 3.3 of this Agreement.


                                  ARTICLE VIII

                            INSURANCE AND INDEMNITIES

         Section 8.1 Insurance. Subject to reasonable availability, Manager shall, at no cost to Manager, procure and maintain with responsible and properly licensed companies reasonably acceptable to Owner insurance in such amounts, written on such forms and covering such risks as shall be required by any Mortgage or the Bond Documents or as shall otherwise be reasonably required by Owner or Manager, including but not limited to the insurance in respect of the Project described in Exhibit B to this Agreement.

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MANAGEMENT AGREEMENT

         Section 8.2 Evidence of Insurance. Upon written request of Owner, Manager agrees to deliver to Owner evidence reasonably satisfactory to Owner that all insurance required to be maintained under this Agreement is in full force and effect. In addition, prior to the date on which any such insurance premiums must be paid to prevent delinquency thereof, Manager will, upon request of Owner, deliver to Owner a statement or statements showing the amount of the premiums required to be paid, the name and mailing address of the party to whom the same is payable and receipts reflecting that all such amounts have been fully paid.

         Section 8.3 Investigation of Claims and Reports. Manager shall promptly investigate and, as soon as reasonably practicable, make a full written report to Owner as to all material (in excess of $50,000) accidents, claims for damage relating to the ownership, operation and maintenance of the Project and the estimated cost of repair thereof, and shall prepare at the expense of and for the approval of Owner, any and all reports required by any insurance company in connection therewith. All such reports shall be promptly filed with the applicable insurance company. All policies of insurance required under this Agreement shall provide for adjustment of losses of less than Fifty Thousand Dollars ($50,000) by Manager alone and of greater losses by Owner and Manager jointly.

         Section 8.4  Indemnities.

         (a) Manager shall indemnify and hold harmless Owner and its Affiliates and their respective partners, shareholders, directors, officers, employees and agents from and against any and all liability, loss, damages, costs and expenses ("Liabilities") incurred by reason of the management and operation of the Project by Manager during the Term and by reason of the performance of Manager's responsibilities in respect of the Condominiums insofar and only insofar as such Liabilities are caused by the gross negligence or willful misconduct of, or the willful violation of Legal Requirements by, the Executive Personnel. Project or Condominium employees other than the Executive Personnel shall not be deemed to be employees or agents of, or otherwise acting on behalf of, Manager.

         (b) Owner shall indemnify and hold harmless Manager and its shareholders and Affiliates and their respective partners, shareholders, directors, officers, employees and agents from and against any and all Liabilities (including those caused by the simple negligence of the indemnitee and those as to which the indemnitee may be strictly liable) (i) arising out of or incurred in connection with the construction, renovation, management or operation of the Project or the Condominiums or (ii) which may be asserted or arise as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from the Project or the Condominiums of any Hazardous Materials or any Hazardous Materials Contamination or arise out of or result from the environmental condition of the Project or the Condominiums or the applicability of any Legal Requirements relating to Hazardous Materials, except, in the case of both


<
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MANAGEMENT AGREEMENT

(i) and (ii) above, those Liabilities caused by the gross negligence or willful misconduct of, or the willful violation of Legal Requirements by, the Executive Personnel during the Term.

         (c) In case an action covered by this Section 8.4 is brought against any indemnified party, the indemnifying party will be entitled to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that the fees and expenses of the indemnified party's counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party or
(ii) such indemnified party shall have been advised by counsel that there is a conflict of interest or issue conflict involved in the representation by counsel employed by the indemnifying party in the defense of such action on behalf of the indemnified party or that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party).

         (d) The provisions of this Section shall survive any termination or expiration of this Agreement, whether by lapse of time or otherwise, and shall be binding upon the parties hereto and their respective successors and assigns.



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                                   ARTICLE IX

                             DAMAGE AND CONDEMNATION

         Section 9.1       Damage or Destruction.

         (a) If the Hotel shall be totally destroyed or substantially damaged by fire or other casualty, either party may, within sixty (60) days after the occurrence of such event, give written notice to the other terminating this Agreement. For purposes of this Section, the Hotel shall be deemed to have been substantially damaged if the estimated cost of Restoration shall exceed twenty percent (20%) of the cost of replacing the Hotel by constructing, furnishing and equipping a new hotel on the site substantially the same as the Hotel prior to such casualty. In the event Owner terminates this Agreement by reason of such damage or destruction, Owner shall, contemporaneously with the giving of notice of such termination and as a condition (which may be waived by Manager) to the effectiveness of such termination, pay to Manager the applicable Termination Fee.

         (b) In the event of (i) any damage to the Hotel by fire or other casualty which does not amount to "substantial damage" as described in subsection (a) above, or (ii) the total destruction of or substantial damage to the Project and the failure of either party to terminate this Agreement pursuant to subsection (a) above, then this Agreement shall not terminate, and Owner shall, at its own expense and in accordance with plans and specifications therefor developed by Owner and approved by Manager (which approval shall not be unreasonably withheld or delayed), promptly commence and expeditiously complete the Restoration and, subject to the requirements of any Mortgage or the Bond Documents, all proceeds of property and casualty insurance shall be made available to Owner for this purpose; provided, however, that Manager shall have the right to ensure that such proceeds of insurance shall be applied to the Restoration. Owner shall promptly commence and diligently pursue the Restoration to completion; provided, however, that if Owner shall not fully complete the Restoration within a reasonable period of time after the date of such casualty or one hundred eighty (180) days, whichever is earlier (or such longer period as Manager may approve), then Manager shall have the right to terminate this Agreement upon thirty (30) days' prior written notice to Owner, whereupon Owner shall, within ten (10) days following such notice and as a condition (which may be waived by Manager) to the effectiveness of such termination, pay to Manager the applicable Termination Fee.

         (c) Manager's monthly compensation following damage to the Project until the Restoration with respect to such damage is completed shall in no event be less than fifty percent (50%) of the Average Monthly Management Fee at the time the damage occurs.

         (d) Notwithstanding anything herein to the contrary, Owner shall be under no obligation to repair or restore the Project as a result of any casualty in the event that, pursuant to the


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MANAGEMENT AGREEMENT

terms of any Mortgage or the Bond Documents, the Mortgagee or trustee, as applicable, elects not to do so, prevents Owner from doing so or does not release proceeds to do so.

         Section 9.2  Condemnation.

         (a) If all or a substantial portion of the Project shall be taken by Condemnation (other than for temporary use), this Agreement shall terminate as of the date of such taking. A substantial portion of the Project shall be deemed taken if in the reasonable opinion of Manager or Owner the part not taken may not be repaired, restored, replaced, rebuilt or utilized so as to constitute a hotel facility in keeping with this Agreement. If this Agreement shall terminate pursuant to the foregoing provisions of this Section, (i) the Condemnation award, after payment of all sums due and payable to any Mortgagee, shall be paid to Owner as its property, provided, however, that Manager may make a separate and distinct claim against the condemning authority for the value of the loss of its interest in this Agreement, and (ii) Owner shall, within ten (10) days following such termination and as a condition (which may be waived by Manager) to the effectiveness thereof, pay to Manager the applicable Termination Fee. Provided Owner pays the applicable Termination Fee, Manager shall remit to Owner any amount received by it pursuant to any claim it pursues in accordance with clause (i) above.

         (b) If a portion of the Project shall be taken by Condemnation and this Agreement is not terminated pursuant to subsection (a) above, subject to the requirements of any Mortgage or the Bond Documents, the Condemnation award relating to damage to or the taking of the Project, including any interest thereon, shall be made available to Owner for application to the Restoration of the Project made necessary by such taking (provided, however, that Manager shall have the right to ensure that such Condemnation award, together with interest thereon, shall be applied to the Restoration). Subject to the requirements of any Mortgage or the Bond Documents, such Restoration shall be promptly commenced and expeditiously completed by, and at the expense of, Owner in accordance with plans and specifications therefor developed by Owner and approved by Manager (which approval shall not be unreasonably withheld or delayed) so as to restore the Project as nearly as possible to its value, condition and character immediately prior to the Condemnation.

         (c) In the event of a Condemnation of all or part of the Project for temporary use, this Agreement shall remain in full force and effect, and the following shall be applicable:

                  (i) If the Condemnation is for a period not extending beyond the Term, the Condemnation award, including any interest not paid to any Mortgagee pursuant to the terms of any Mortgage or to any trustee pursuant to the terms of the Bond Documents, shall be included in Gross Revenues for the Operating Year or Years in which received. When and if during the Term the period of temporary use shall terminate, Owner shall, at its own expense, after the approval of plans and specifications by Manager, promptly commence


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MANAGEMENT AGREEMENT

         and expeditiously complete the Restoration necessary to restore the Project to its condition prior to the Condemnation for temporary use; or

                  (ii) If the Condemnation is for a period extending beyond the Term, that portion of the Condemnation award which is attributable to the period up to the expiration of the Term shall be included in Gross Revenues for the Operating Year or Years in which received. The remainder of the Condemnation award shall be paid to Owner as its property.

         (d) Manager's monthly compensation following a Condemnation until the Restoration with respect to such Condemnation is completed or during any period of Condemnation for temporary use shall in no event be less than fifty percent (50%) of the Average Monthly Management Fee at the time the Condemnation occurs.

         (d) Notwithstanding anything herein to the contrary, Owner shall be under no obligation to repair or restore the Project as a result of any Condemnation in the event that, pursuant to the terms of any Mortgage or the Bond Documents, the Mortgagee or trustee, as applicable, elects not to do so, prevents Owner from doing so or does not release proceeds to do so.

                                    ARTICLE X

                                   ASSIGNMENT

                  Section 10.1 Assignment by Manager. Except as herein provided, Manager shall not assign its rights and obligations under this Agreement without the approval of Owner. Manager shall have the right, without the consent of Owner, to delegate some or all of its responsibilities and/or assign some or all of its interest in this Agreement to (i) any Affiliate or Affiliates of Manager having full right, power and authority to provide to Owner all services and organizational expertise (including applicable trademarks, service marks and Marketing Services) which Manager is required to provide hereunder (in the case of a delegation and/or assignment of some, but not all, of Manager's responsibilities hereunder, such Affiliate must have full right, power and authority to perform the delegated responsibilities), or (ii) any assignee who also acquires all, or substantially all, of the assets of Manager and assumes its obligations, provided such assignee is financially responsible and capable of performing the duties of Manager hereunder and has the right to use the name "Wyndham" or "Grand Bay," as applicable. In such latter event, Manager's liability hereunder shall terminate upon such assignment, but in the event of such an assignment to an Affiliate of Manager, Manager shall continue to be liable under this Agreement to the same extent as though such assignment had not been made. Manager shall also have the right to assign its rights to receive payments hereunder as security for indebtedness or any other obligation; provided, the holder of such security shall not have the right to perform the duties of Manager hereunder or to delegate or assign such duties to any person.



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                  Section 10.2 Assignment by Owner. Except as otherwise
expressly provided for herein, Owner may not sell, transfer or otherwise convey all or any part of the Project or Owner's interest therein or assign this Agreement or any interest herein without the express prior written consent of Manager. Manager agrees that it will not use its right to grant or withhold consent as a means to extract economic concessions from Owner. Instead, Manager agrees to make its decision based on its evaluation of whether the proposed transferee or assignee has adequate net worth to timely discharge all of the obligations of Owner under this Agreement and whether the persons identified with the proposed transferee or assignee will be persons of high character and with a favorable reputation for integrity, honesty and veracity and whether a proposed transfer or assignment will adversely affect the ownership, operation and management of the Project subject to and in accordance with the provisions of this Agreement. In addition, Manager may consider whether the proposed transferee is, or is affiliated with, another hotel manager or franchisor. Accordingly, Manager shall grant or withhold consent to any proposed transfer or assignment on the basis of Manager's evaluations and determinations of the factors enumerated in the preceding sentences. Any transferee or assignee by reason of any such transfer or assignment shall assume and agree to perform all of Owner's duties, obligations and liabilities herein contained pursuant to a written instrument in form and substance satisfactory to Manager and reflecting any amendments to this Agreement reasonably necessary in order to preserve and protect Manager's rights hereunder in light of the change in ownership. The sale or other disposition of fifty percent (50%) or more of the beneficial interests in Owner (whether partnership interests, shares of stock or other beneficial interests), whether in a single transaction or in a series of transactions, shall be deemed to constitute the sale or disposition of an interest in the Project for purposes of this Article. Notwithstanding any other provision of this Section 10.2, in the event and so long as Owner and Manager are Affiliates, Owner may transfer or convey its interest in the Project and this Agreement without the consent of Manager; provided that the transferee or assignee by reason of any such transfer or assignment shall assume and agree to perform all of Owner's duties, obligations and liabilities herein contained pursuant to a written instrument in form and substance reasonably satisfactory to Manager and reflecting any amendments to this Agreement reasonably necessary in order to preserve and protect Manager's rights hereunder in light of the change in ownership.

         Section 10.3 Binding Effect. Subject to the terms of this Article, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                                   ARTICLE XI

                    OWNER'S COVENANTS, TITLE AND ENCUMBRANCES

         Section 11.1 Covenants and Warranties. With respect to any ground or underlying leases, mortgages, deeds of trust, security agreements or other encumbrances affecting the Project, Owner


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MANAGEMENT AGREEMENT

agrees to use all reasonable efforts to secure for Manager's benefit a non-disturbance agreement (in form and substance satisfactory to Manager) to the effect that this Agreement shall not be subject to forfeiture or termination except in accordance with the provisions hereof, notwithstanding a default, termination, foreclosure or exercise of a power of sale with respect to any such lease or encumbrance. Owner warrants that the interest of Manager under this Agreement shall not be subject or subordinate to any other matters affecting title to the Project, except for Impositions not yet due and payable and such other matters as shall not materially and adversely affect the operation of the Project by Manager. Owner further warrants that, so long as Manager shall not be in default hereunder, Manager shall be entitled to operate the Project for the Term, and Owner shall, at no expense to Manager, undertake and prosecute all appropriate actions, judicial or otherwise, required to assure such right of operation to Manager. Owner further agrees that it shall:

         (a) Keep and maintain, or cause to be kept and maintained, any leases covering real or personal property or other agreements necessary to the ownership or control of the Project, or any part thereof, in full force and effect and free from default, and in this connection Owner shall pay and discharge, or cause to be paid and discharged, any ground rents or other rental payments or other charges payable by Owner in respect of the Project;

         (b) Observe, or cause to be observed, and comply with or cause to be complied with, any and all other liens, encumbrances, covenants, charges, burdens or restrictions pertaining to the Project or any part thereof;

         (c) Comply in all material respects with the terms and provisions of all documents and instruments evidencing or securing any Mortgages or other loans secured by an interest in or otherwise related to the ownership or operation of the Project and all other agreements (whether written or oral) to which Owner is a party;

         (d) Pay all Impositions prior to delinquency, and upon request of Manager, furnish Manager with evidence that all such Impositions have been so paid; provided, however, that Owner shall have the right to contest in good faith the validity or amount of any Impositions by appropriate proceedings, so long as such proceedings do not interfere with the operation of the Hotel or result in a default under any Mortgage or any loans secured by an interest in or otherwise related to the ownership or operation of the Project or any ground lease affecting the Project and provided, further, that during the time any such contest is pending, Owner shall pay all Impositions being contested unless collecting or enforcement of any lien securing payment thereof is effectively stayed during such pendency; and

         (e) Obtain and maintain in good standing all Governmental Permits, except those which under applicable Legal Requirements are required to be obtained and maintained by Manager.



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         Section 11.2 Estoppel Certificates. Manager agrees, at any time and from time to time, upon not less than fifteen (15) days' prior notice by Owner or any Mortgagee, to execute, acknowledge and deliver to Owner or such Mortgagee a statement in writing certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modifications) and stating whether or not to the best knowledge of the party providing such certificate there exists any default of which such party may have knowledge. Upon similar notice, Manager shall be entitled to a similar certificate from Owner.

                                   ARTICLE XII

                             DEFAULT AND TERMINATION

         Section 12.1  Events of Default.

         (a)      The following shall constitute events of default:

                  (i) The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party;

                  (ii) The consent to an involuntary petition in bankruptcy or the failure to vacate within sixty (60) days from the date of entry thereof any order approving an involuntary petition by either party;

                  (iii) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree shall continue unstayed and in effect for sixty (60) days after its entry;

                  (iv) The appointment of a receiver or trustee for all or any substantial portion of the property of either party and the order, judgment or decree appointing any such receiver or trustee shall continue unstayed and in effect for sixty (60) days after its entry;

                  (v) The death, legal incapacity, liquidation, termination or dissolution of either party;



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MANAGEMENT AGREEMENT

                  (vi) Any representation or warranty made in this Agreement by either party shall be false or misleading in any material respect on the date as of which it is made or deemed made;

                  (vii) The failure of either party to make any payment or provide funds to or on behalf of the other party in accordance with the terms hereof and the continuation of such failure for ten (10) days after written notice to the defaulting party of such failure; or

                  (viii) The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after written notice is given by the other party specifying said failure; provided that in the event such failure is of the nature that it cannot, with due diligence, be cured within thirty (30) days, it shall not constitute an event of default unless the defaulting party fails to proceed promptly and with due diligence to cure the same, it being the intention of the parties that with respect to a failure not susceptible of being cured within thirty (30) days, the time of such defaulting party within which to cure the same shall be extended for such period as may be necessary for the curing thereof with the exercise of due diligence.

         (b) Upon the occurrence of any event of default, in addition to and cumulative of any and all rights and remedies available to the non-defaulting party under this Agreement, at law or in equity, the non-defaulting party may give to the defaulting party notice of intention to terminate this Agreement, whereupon this Agreement shall terminate upon the expiration of thirty (30) days after the giving of such notice. In addition to and cumulative of the foregoing, upon the occurrence of any event of default on the part of Owner, all earned Management Fees and all other sums payable to Manager under this Agreement shall be immediately due and payable without notice. In no event shall the provisions of this Agreement with respect to the payment of a Termination Fee upon termination of this Agreement under certain circumstances be construed as defining or limiting the amount recoverable by Manager from Owner by reason of any event of default on the part of Owner.

         Section 12.2  Manager's Right to Perform Owner's Obligations.

         (a) If Owner shall fail to make any payment or to perform any act to be made or performed by Owner pursuant to this Agreement, then Manager may (but shall not be obligated to) without further notice to, or demand upon, Owner, and without waiving or releasing Owner from any obligations under this Agreement, make such payment (either with its own funds or with funds



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MANAGEMENT AGREEMENT

withdrawn for such purpose from the Operating Accounts or the Reserve) or perform such act. All sums so paid by Manager and all necessary incidental costs and expenses incurred by Manager in connection with the performance of any such act, together with interest thereon at the Default Rate from the date of making such expenditure or expenditures by Manager, shall be payable to Manager upon demand.

         (b) Manager shall have the right to set-off against any payments to be made to Owner by Manager under any provision of this Agreement and against all funds from time to time in the Operating Accounts and the Reserve, any and all liabilities of Owner to Manager. Manager may withdraw from the Operating Accounts and the Reserve from time to time such amounts as Manager deems desirable in partial or full payment of all or any portion of said liabilities, the amount of such withdrawals to be paid by Owner to Manager on demand and to be replaced in the respective account and fund.

         Section 12.3 Default Interest. If either party hereto shall fail to pay to the other party hereto any sum payable when due hereunder, then such defaulting party shall, without notice or demand, be liable to the non-defaulting party for the payment of all such sums together with interest thereon at the Default Rate. The terms and provisions of this Section shall survive any termination of this Agreement for any reason whatsoever (including the expiration of the Term) and shall continue until all such amounts, together with interest thereon, are paid in full.

         Section 12.4 Special Right of Manager to Terminate. In addition and without prejudice to any other right Manager may have to terminate this Agreement under any other provision of this Agreement, Manager shall have the right to terminate this Agreement upon the occurrence of any of the following events:

                  (1) Any Governmental Permit required to be maintained by Owner for the operation of the Project, including without limitation any certificate of occupancy or restaurant or liquor license, shall at any time be suspended, terminated or revoked and such suspension, termination or revocation is not due to the fault of Manager and shall continue for a period of thirty (30) days, unless such suspension, termination or revocation is subject to cure within such period by reasonable efforts on the part of Manager and Manager fails to take such action; or

                  (2) Due to Force Majeure or any Legal Requirement, the operation of the Project in accordance with this Agreement is not economical, feasible or reasonably practical, as determined in the reasonable, good faith opinion of Manager.




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MANAGEMENT AGREEMENT


In the event that Manager elects to terminate this Agreement pursuant to this Section, Manager shall give Owner written notice of such election whereupon this Agreement shall terminate as of the date set forth in any such notice of termination, which date shall be not less than thirty (30) days after the date such notice is given.

         Section 12.5 Termination of Employees. In connection with any termination of this Agreement, Manager shall, unless otherwise requested in writing by Owner, give notice of termination of employment to all Project employees containing such information as is required by any severance policy applicable to such employees and the provisions of any applicable federal or state plant closing or similar laws. The notice to employees shall be given within ten (10) days after notice of termination is given. Owner shall bear the severance and related costs of terminating such employees and of any applicable federal or state plant closing or similar laws in connection with any termination of this Agreement.



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                                  ARTICLE XIII

                                  MISCELLANEOUS

         Section 13.1 Use of Names. During the Term of this Agreement, the Hotel and the Condominiums shall at all times be known and designated under such names as Owner and Manager may agree. Initially, the Hotel shall be known as "Wyndham El Conquistador," and the Condominiums shall be known as "Grand Bay Las Casitas." Upon the termination of this Agreement, such portion of the Project name and the name of the Condominiums which does not contain the word "Wyndham" or "Grand Bay" shall continue to be the property of Owner. Owner further agrees that the names, trade names, trademarks and service marks "Wyndham" and "Grand Bay," when used alone or in conjunction with some other emblem, design, slogan, word or words, and all other trademarks, service marks, trade names and names owned in whole or in part by Manager or an Affiliate or Affiliates of Manager, when used alone or in conjunction with some other design, emblem, slogan, word or words, are the exclusive property of Manager or such Affiliate or Affiliates, as the case may be, and shall not be used by Owner in any manner. Accordingly, Owner agrees that no right or remedy of Owner for any default of Manager or delivery or possession of the Project to Owner upon the expiration or sooner termination of this Agreement, shall confer, nor shall any provisions of this Agreement confer, upon the Owner or any person acquiring an interest in Owner or the Project, the right to use the name "Wyndham" or the name "Grand Bay," either alone or in conjunction with some other emblem, design, slogan, word or words, or any other name, trade name, trademark or service mark owned in whole or in part by Manager or any of its Affiliates, either alone or in conjunction with some other design, emblem, slogan, words or words, in the use and operation of the Project, the Condominiums or any other property. In the event of any breach of this covenant by Owner, then Manager shall be entitled to damages, relief by injunction and to any other right or remedy at law or equity. Upon the expiration or sooner termination of this Agreement, (i) Manager may, at its option, purchase from Owner any Operating Equipment, Inventories and other supplies bearing any name, trade name, trademark, service mark, design, emblem or slogan owned by Manager or an Affiliate of Manager which is the subject of this Section at a cash purchase price equal to the cost thereof as reflected on the books and records of the Project or (ii) Manager may, at its option, permit Owner to continue to use (but not replace) any such Operating Equipment, Inventories or supplies until the same shall have been used up (provided, however, that in such event, Manager may require Owner to execute any and all documents and instruments, including without limitation a licensing agreement, as Manager may reasonably require to effectuate the purposes of this Section). The provisions of this Section shall survive the expiration or sooner termination of this Agreement and shall be binding upon Owner, its successors and assigns.

         Section 13.2 Limitations on Ability to Perform. Notwithstanding any other provision in this Agreement to the contrary, Manager or Owner, as the case may be, shall be excused from the performance of its obligations under this Agreement (i) to the extent and whenever it shall be

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MANAGEMENT AGREEMENT


prevented from such compliance by Force Majeure, (ii) to the extent of any breach by the other party of any material provision of this Agreement, including but not limited to a breach by Owner of any of its obligations under Sections
3.3 and 3.4 of this Agreement, and (iii) in the case of excusing Manager only, to the extent and whenever there is provided in this Agreement a limitation upon the ability of Manager to expend funds in respect of the Project or the Condominiums. If at any time Manager shall be excused, in whole or in part, from the performance of its obligations under this Agreement pursuant to the terms and provisions of this Section or otherwise, then, in addition to any other right or remedy available to Manager by reason thereof, Manager may, in its sole and absolute discretion, and for so long as Manager shall be so excused, exclude the use of the name, trade name, trademark and service mark "Wyndham" and the name "Grand Bay," and all other names, trade names, trademarks and service marks owned in whole or in part by Manager or an Affiliate or Manager, whether alone or in conjunction with any other design, emblem, slogan, word or words, in connection with the Project and the Condominiums. The provisions of this Section shall operate without prejudice to any other remedy which Manager may have under the terms of this Agreement.

         Section 13.3 Negation of Partnership or Joint Venture. Nothing in this Agreement shall constitute or be construed to constitute or create a partnership, joint venture or lease between Owner and Manager with respect to the Project or the Condominiums.

         Section 13.4 Right to Make Agreement. Each party warrants and represents, with respect to itself, that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate, partnership, or limited liability company action (as the case may be) and are legal, valid and binding obligations of such party, enforceable in accordance with the terms hereof; and that neither the execution of this Agreement nor performance of the obligations contemplated hereby shall violate any Legal Requirement, result in or constitute a breach or default under any material indenture, contract or other commitment or restriction to which it is a party or by which it is bound, or require any consent, vote or approval which has not been obtained, or at the appropriate time shall not have been given or obtained. Each party covenants that it has and will continue to have throughout the Term full right and authority to enter into this Agreement and to perform its obligations hereunder and each party agrees to supply to the other party upon request evidence of such right and authority.

         Section 13.5 Further Assurances. Each party hereto will execute and acknowledge any and all agreements, contracts, leases, licenses, applications, verifications and such other additional instruments and documents in recordable form as may be requested by the other party hereto in order to carry out the intent of this Agreement and to perfect or give further assurances of any of the rights granted or provided for herein.

         Section 13.6 Form of Documents and Evidence. Each written instrument or other document required by this Agreement to be furnished by either party to the other in connection with


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MANAGEMENT AGREEMENT


this Agreement shall be duly executed, and, in the case of affidavits, waivers and similar sworn instruments, duly sworn to and subscribed before a notary public or similar public official authorized to act in the premises by Governmental Authority and shall be furnished to the recipient in one or more copies as reasonably required by the recipient and shall in all respects be in form and substance reasonably satisfactory to the recipient.

         Section 13.7 Approvals by Manager. Owner and Manager agree that whenever Manager is required to give its approval of plans, specifications, budgets, drawings, schedules or financing, pursuant to this Agreement or otherwise, such approval shall not imply or be deemed to constitute an opinion by Manager nor impose upon Manager any responsibility for the design or construction of the Hotel or any part thereof, including but not limited to its structural integrity and/or life safety requirements, compliance with Legal Requirements, or the adequacy of any such budgets or financing. All reviews and approvals by Manager under the terms of this Agreement or otherwise are for the sole and exclusive benefit of Manager and no other person or party shall have the right to rely on any such reviews or approvals. Manager shall have absolute right, in its sole discretion, to waive any such reviews or approvals required under this Agreement.

         Section 13.8 Sale of Securities. This Section 13.8 shall apply at any time that Owner is not an Affiliate of Manager. In the event Owner, or any Affiliate of Owner, shall at any time, sell or offer to sell any securities in any way relating to the Project, through the medium of any prospectus or otherwise, it shall do so only in compliance with all applicable Legal Requirements and shall clearly disclose to all purchasers and offerees that (i) neither Manager nor any of its shareholders or partners nor any of their respective officers, directors, agents or employees shall in any way be deemed an issuer or underwriter of said securities, and (ii) Manager and said shareholders, partners, officers, directors, agents and employees have not assumed and shall not have any liability arising out of or relating to the sale or offer of said securities, including but not limited to any liability or responsibility for any financial statements, projections or other financial information contained in the prospectus or similar written or oral communication. Manager shall have the right to approve any description of Manager, or any description of this Agreement or of the Owner's relationship with Manager hereunder, which may be contained in any prospectus or other communication, and Owner further agrees to furnish copies of all such materials to Manager for such purpose not less than thirty (30) days prior to delivery thereof to any prospective purchaser.

         Section 13.9 Third Party Beneficiaries. This Agreement has been made and entered into for the sole protection and benefit of the Manager and Owner and their respective successors and assigns (but in the case of assigns, so long as any such assignment has been made in accordance with this Agreement), and no other person or entity shall have any right or action under this Agreement, except as otherwise expressly provided in Section 8.4.




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         Section 13.10 Notices. All notices to be given hereunder shall be in writing, and all payments to be made hereunder shall be by check, and may be given, served or made by depositing the same in the United States mail addressed to the party to be notified, postpaid and registered or certified with return receipt requested, or by delivering the same in person or by reputable overnight courier to such party. Notice deposited in the mail in accordance with the provisions hereof shall be deemed to have been given on the fourth day next following the date postmarked on the envelope containing such notice, or when actually received, whichever is earlier, and notice delivered by overnight courier shall be deemed to have been given on the second day next following the date on which it is entrusted to the courier, or when actually received, whichever is earlier. Notice given in any other manner shall be effective only if and when received by the party to be notified. Copies of all notices given to Manager shall be delivered in the manner provided above to the attention of the General Counsel for the Manager. All notices to be given to the parties hereto shall be sent to or delivered at the addresses set forth at the beginning of this Agreement, and copies of all such notices (including copies of any notices to be delivered to the Manager's General Counsel) shall be sent or delivered to the party to whom the notice is given at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207. By giving the other party at least fifteen (15) days written notice thereof, each party hereto shall have the right to change its address and specify as its new address for the purposes hereof any other address in the United States of America.

         Section 13.11 Waiver. No consent or waiver, express or implied, by either party to this Agreement to or of any breach or default by the other in the performance of any obligations hereunder shall be deemed or construed to be consent or waiver to or of any other breach or default by such party hereunder. Except as otherwise provided herein, failure on the part of any party hereto to complain of any act or failure to act by the other party or to declare the other party in default hereunder, irrespective of how long such failure continues, shall not constitute a waiver of the rights of such party hereunder.

         Section 13.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be construed as a single instrument.

         Section 13.13 Captions. The captions used for the Articles and Sections in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or the intent of this Agreement or any Article or Section hereof.

         Section 13.14 Gender. Unless the context clearly indicates to the contrary, words singular or plural in number shall be deemed to include the other and pronouns having a neuter, masculine or feminine gender shall be deemed to include the others. The term "person" shall be deemed to include an individual, corporation, partnership, trust, unincorporated organization, government and governmental agency or subdivision, as the context shall require.


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         Section 13.15 Unenforceable Provisions. In the event any provision of this Agreement is declared or adjudged to be unenforceable or unlawful by any Governmental Authority, then such unenforceable or unlawful provision shall be excised herefrom, and the remainder of this Agreement, together with all rights and remedies granted thereby, shall continue and remain in full force and effect.

         Section 13.16 Cumulative Remedies. All rights, powers, remedies, benefits and privileges available under any provision of this Agreement to any party hereunder are in addition to and cumulative of any and all rights, powers, remedies, benefits and privileges available to such party under all other provisions of this Agreement, at law or in equity.

         Section 13.17 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby. All prior negotiations, representations and agreements with respect thereto not incorporated in this Agreement are hereby canceled. This Agreement can be modified or amended only by a written document duly executed by the parties hereto or their duly appointed representatives.

          Section 13.18 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE COMMONWEALTH OF PUERTO RICO AND THE UNITED STATES OF AMERICA.

         Section 13.19 Exhibits and the Addendum. Exhibits and the Addendum referred to in this Agreement and attached hereto are incorporated herein in full by this reference as if each of such exhibits and the Addendum were set forth in the body of this Agreement and duly executed by the parties hereto.

         Section 13.20 Confidentiality. Owner agrees not to disclose the terms or conditions of this Agreement to any person other than a Permitted Person (as hereinafter defined), provided, however, that the restrictions of this Section
13.20 shall not apply to any information required to be disclosed by applicable law or to information that becomes public other than by virtue of a breach of this Section. For purposes of this Section, the term "Permitted Person" shall mean (i) Owner's Affiliates, (ii) the partners, shareholders, directors, officers and employees of Owner and Owner's Affiliates, (iii) accountants, attorneys, consultants and other professionals engaged to render services in connection with the Project or in connection with the ownership or operation of Owner or Owner's Affiliates, (iv) lenders and investors, and prospective lenders and investors, to or in Owner or Owner's Affiliates and (v) potential purchasers of the Project. Permitted Persons shall be informed of the confidential nature of the information disclosed to them and shall be required to agree to act in accordance with the provisions of this Section 13.20 with respect to such information.




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MANAGEMENT AGREEMENT


         Section 13.21 Owner Approvals. Except as otherwise expressly provided in this Agreement, to the extent that Owner's approval is required for any matter in connection with this Agreement, Owner shall approve or disapprove such matter within ten (10) days after being notified thereof by Manager; provided, however, that Owner shall approve or disapprove any such matter involving pending litigation concerning the Project or, to the extent applicable, the Condominiums within five (5) business days after being notified thereof by Manager. If Owner does not approve or disapprove any such matter within the specified time period, Owner shall be deemed to have approved such matter.

         Section 13.22 Prior Management Agreement. From and after the Effective Date, this Agreement supersedes and replaces that certain Development Services and Management Agreement between Owner and Manager (then named Williams Hospitality Management Corporation) dated as of January 12, 1990, as amended by that certain First Amendment to the Development Services and Management Agreement between Owner and Manager dated as of September 30, 1990 (the "Prior Management Agreement"). Owner and Manager acknowledge that this Agreement is being entered into in connection with the closing of certain refinancing for the Project. Owner and Manager agree that, notwithstanding their entry into this Agreement, they shall continue to be responsible for the performance of any and all of their respective obligations that have accrued under the Prior Management Agreement prior to the date hereof, and any and all of their respective obligations under the Prior Management Agreement that by their terms or by operation of law are to survive any termination thereof.




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MANAGEMENT AGREEMENT


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                        EL CONQUISTADOR PARTNERSHIP L.P.,
                                        a Delaware limited partnership

                                        By: El Conquistador Holdings, Inc.,
                                            General Partner

                                        By: /s/ Lawrence S. Jones
                                           ---------------------------------
                                           Name:  Lawrence S. Jones CSM
                                           ---------------------------------
                                           Title: Executive Vice President
                                                  Treasurer
                                           ---------------------------------

                                        WILLIAMS HOSPITALITY GROUP
                                        INC., a Delaware corporation
                                        ("Manager")

                                        By: /s/ Lawrence S. Jones
                                           ---------------------------------
                                           Name:  Lawrence S.Jones CSM
                                           ---------------------------------
                                           Title: Executive Vice President/
                                                  Treasurer
                                           ---------------------------------



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
                        ADDENDUM TO MANAGEMENT AGREEMENT
                             DATED JANUARY 1, 1999
                    BETWEEN WILLIAMS HOSPITALITY GROUP INC.,
                    A DELAWARE CORPORATION ("MANAGER"), AND
                       EL CONQUISTADOR PARTNERSHIP L.P.,
                    A DELAWARE LIMITED PARTNERSHIP ("OWNER")

          1. Project Location and Term Expiration Date.

          Project Location:

               Jurisdiction:       Puerto Rico

               City:               Fajardo

          Term Expiration Date:    January 31, 2014

               2. Definitions. Each of the following terms shall have the meaning indicated.

               Base Fee in respect of any period shall mean an amount equal to the sum of the Hotel Base Fee and the Condominium Base Fee for such period.

               Condominium Base Fee in respect of any period shall mean an amount equal to two and one-half percent (2.5%) of Gross Revenues derived from the Hotel for such period.

               Hotel Base Fee in respect of any period shall mean an amount equal to two and one-half percent (2.5%) of Gross Revenues derived from the Hotel for such period.

               Hotel Trade Name Fee in respect of any period shall mean an amount equal to one-half of one percent (.5%) of Gross Room Revenues derived from the Hotel for such period.

               Management Fee in respect of any period shall mean the sum of the Base Fee and the Hotel Trade Name Fee payable for such period.

               3. Payment of Management Fee. On or before the tenth (10th) day of each calendar month during the Term, and at the expiration or sooner termination of the Term, Owner shall pay to Manager an amount equal to the Management Fee for the period from the commencement of the then current Operating Year to the end of the immediately preceding calendar month or the date of such expiration or sooner termination of the Term, as the case may be, less the aggregate amount of




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monthly payments theretofore paid in respect of the Management Fees for such Operating Year.

               4. Year-End Adjustment to Management Fees. If for any Operating Year, the aggregate amount of the monthly payments of the Management Fee theretofore paid by owner to manager shall be more or less than the Management Fee payable for such Operating Year based upon the final determination of such Management Fee as reflected in the annual financial statements prepared and delivered in accordance with Section 6.3, then, by way of year-end adjustment, within fifteen (15) days after the delivery of such annual financial statements to Owner, Manager shall pay into the Operating Accounts the amount of any overpayment or withdraw from the Operating Accounts the amount of any underpayment; provided, however, that in the event that funds in the Operating Accounts are not sufficient to pay fully the Management Fee payable to Manager hereunder, owner shall promptly pay to Manager on demand the amount of such deficiency.

               5. Section References; Capitalized Terms. References in the preceding paragraphs to any "Sections" are references to the specified Sections of the Management Agreement to which this Addendum is attached. Terms with initial capital letters that are not defined in this Addendum but are defined in
Section 1.2 of the Management Agreement referenced above are used in this Addendum as so defined.



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